                           SCHEDULE 14A INFORMATION

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                    Exchange Act of 1934 (Amendment No.  )

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                                 FMC GOLD COMPANY
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LOGO

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                   Reno,
                                                                   Nevada
                                                                  March 26, 1996

To the Stockholders:

The Annual Meeting of the Stockholders of FMC Gold Company (the "Company") will be held in the Malta Room of the Stouffer Renaissance Esmerelda Resort, 44-400 Indian Wells Lane, Indian Wells, California 92210, on Wednesday, May 1, 1996, at 11:00 AM for the following purposes:

  1. To elect five directors of the Company to hold office for one year and until their successors are respectively elected and qualified;

  2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for fiscal year 1996; and

  3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 13, 1996, are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement thereof. A complete list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting at the place where the meeting will be held (Attention: Mr. Steve Pufpaf) for a period of 10 days prior to the meeting.

IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY.

                                        By order of the Board of Directors

                                        Robert L. Day
                                        Secretary

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 Solicitation..............................................................   1
   I. Election of Directors...............................................    1
      Nominees for Director...............................................    2
      Information Concerning the Board of Directors.......................    2
      Security Ownership of the Company...................................    3
      Continuing Intercompany Arrangements................................    4
  II. Ratification of Selection of Independent Auditors...................    5
 III. Executive Compensation..............................................    6
  IV. Vote Required.......................................................   12
   V. Proposals for 1997 Annual Meeting...................................   12
  VI. Compliance With Section 16(a) of the Securities Exchange Act........   12
 VII. Other Matters.......................................................   12

PROXY STATEMENT

FMC Gold Company
5011 Meadowood Way, Suite 200
Reno, Nevada 89502
                                                                  March 26, 1996

SOLICITATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of FMC Gold Company, a Delaware corporation ("FMC Gold" or the "Company") from holders of the Company's outstanding shares of common stock, par value of $.01 per share (the "Common Stock") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the time and place and for the purposes set forth in the accompanying Notice. Proxies furnished may be revoked by a stockholder at any time prior to their use and the shares represented by the proxies received will be voted as directed. If no direction is given, the shares will be voted as recommended by the Board of Directors.

The Company will pay all expenses connected with the solicitation of proxies. In addition to solicitation by mail, officers, directors and regular employees of the Company or FMC Corporation ("FMC") may solicit proxies by telephone, telegraph or personal call without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy material for beneficial owners.

Only holders of record of Common Stock at the close of business on March 13, 1996, are entitled to vote at the Annual Meeting. On that date there were issued and outstanding 73,484,395 shares of Common Stock. Each of such shares is entitled to one vote.

The Annual Report of the Company for the year 1995, including financial statements, and this proxy statement and accompanying form of proxy, were mailed on or about March 26, 1996, to all stockholders of record as of March 13, 1996.

I. ELECTION OF DIRECTORS

At a meeting held on February 8, 1996, the Board of Directors approved a full slate of six nominees for election as directors, including the five nominees listed below and Mr. Nha D. Hoang. On March 20, 1996, Mr. Hoang, who has served as a director since 1993, notified the Company of his resignation as an officer and a director of the Company to accept a position with another corporation. The vacancy created by his resignation is not being filled at this time.

Unless directed otherwise, the proxies received will be voted for the nominees named below. The management expects that all nominees will be able and willing to serve as directors. If any nominee is unable or declines to serve, the proxies will be voted for a person nominated by the present Board of Directors to fill the vacancy or the size of the Board may be reduced.

RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW AS DIRECTORS OF THE COMPANY.

NOMINEES FOR DIRECTOR

                                      Principal Occupation,
                  Age                  Other Directorships                 Year First
                   at                 and Position with the                 Elected
Name of Nominee  3/1/96                      Company                       a Director
---------------  ------               ---------------------                ----------
Larry D.          53    Chairman of the Board and Chief Executive Officer     1991
 Brady                  of the Company since November 1991; President (93)
                        and a Director (89) of FMC; Executive Vice Presi-
                        dent of FMC (89); Director of Harnischfeger Indus-
                        tries
Robert N.         58    Chairman of the Board and Chief Executive Officer     1988
 Burt                   of the Company (89-91); Chairman of the Board and
                        Chief Executive Officer of FMC since November 1,
                        1991; President of FMC (90-93); Director of
                        Phelps-Dodge Corporation and Warner-Lambert Co.
Paul L.           65    President, Lakeside Corporation; Partner--Law Firm    1987
 Davies, Jr.            of Pillsbury, Madison & Sutro (63-89); Director of
                        FMC
Brian J.          52    President of the Company since 1987                   1987
 Kennedy
Edmund W.         81    Retired Chairman and Chief Executive Officer, Utah    1987
 Littlefield            International, Inc.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Directors who are not employees of the Company or FMC each receive an annual fee of $10,000 for service on the Board and an attendance fee of $500 for each meeting of the Board or its committees. Directors who are also officers or employees of the Company or of FMC are not entitled to any fees.

During 1995, the Board of Directors held five meetings and, except for Mr. Burt, the incumbent nominees attended at least 75 percent of all meetings of the Board and its committees.

The Board has a standing Audit Committee and a standing Compensation Committee, each consisting of Messrs. Davies and Littlefield.

The Audit Committee reviews the effectiveness of the independent public accountants and internal auditors, including the scope of their audit activities, and ensures that no restrictions are placed on the scope or implementation of their audits; the fees of the independent public accountants and any significant comments or problems identified as a result of their audits; and the nature of any material changes in accounting policies or practices. The Committee also inquires into the effectiveness and adequacy of the Company's financial and accounting organization and internal controls, reviews officers' expense accounts, reviews with management and the independent public accountants the financial statements and other material included in any registration statement or annual report filed with the Securities and Exchange Commission, reviews transactions between the Company and FMC and evaluates procedures for securing and confirming compliance with the Business Conduct Guidelines. The Audit Committee, of which Mr. Littlefield is Chairman, met twice during 1995.

The Compensation Committee reviews and approves executive compensation policies and practices, and establishes the total compensation for the President-Chief Operating Officer. In addition, the Committee approves participants in the Company's long-term incentive plan, financial targets for performance awards, and the form and amounts of awards to be made under the plan. The Compensation Committee, of which Mr. Davies is Chairman, met twice during 1995.

The Board does not have a standing nominating committee.

SECURITY OWNERSHIP OF THE COMPANY

Management. The following table shows, as of March 1, 1996, the number of shares of Common Stock of the Company and shares of Common Stock of FMC beneficially owned by each director and nominee, each of the persons named in the Summary Compensation Table and by all directors and executive officers of the Company as a group:

                                                       Amount and Nature of
                                                            Beneficial
                                                           Ownership(1)
                                                       --------------------
                                                       FMC Gold     FMC
      Name of Beneficial Owner                         Company  Corporation
      ------------------------                         -------- -----------
      Steven E. Baginski                                   --          --
      Donald L. Beckwith                                  500       4,120(2)
      Larry D. Brady                                    3,000      92,477(2)
      Robert N. Burt                                    1,000     187,862(2)
      Paul L. Davies, Jr.                               1,000      38,713(2)(3)
      Nha D. Hoang                                         --       4,081(2)
      Brian J. Kennedy                                    700      10,607(2)
      Edmund W. Littlefield                             3,600          --
      All directors and executive officers as a group
       (8 persons)                                      9,800     337,860(2)

--------
(1) Each of the individuals referred to holds less than 1 percent of the outstanding Company Shares and FMC Shares. Except as noted, all reported shares are owned of record and beneficially.
(2) Includes (i) shares held directly, (ii) shares held by the FMC Employees' Thrift and Stock Purchase Plan and (iii) shares subject to options that are exercisable. Item (ii) and (iii) in the aggregate are: Mr. Beckwith, 4,120 shares; Mr. Brady, 77,577 shares; Mr. Burt, 142,451 shares; Mr. Hoang, 4,081 shares; Mr. Kennedy, 10,607 shares; and for all directors and executive officers as a group, 238,936 shares.
(3) Includes 25,000 shares owned by Mr. Davies as direct beneficial owner; 4,500 shares held in trust of which Mr. Davies is the trustee or a co-trustee; and 7,000 shares owned by Mr. Davies' wife. Mr. Davies disclaims beneficial interest in 9,500 of these shares. Also includes 2,213 shares credited to Mr. Davies' account under the FMC Deferred Stock Plan for Non-Employee Directors.

Certain Other Beneficial Owners. The following table shows the name and address of each person known to the Company to own more than 5 percent of the Company's outstanding shares of Common Stock as of March 1, 1996:

                                                        Amount and
                                                        Nature of       Percent
                     Name and Address                   Beneficial        of
                    of Beneficial Owner                 Ownership        Class
      -----------------------------------------------   ----------      -------
      Glacier Park Company(1)                            8,000,000(1)    10.9%
      5613 DTC Parkway
      Englewood, Colorado 80111
      FMC Corporation                                   58,790,000       80.0%
      200 East Randolph Drive Chicago, Illinois 60601

--------
(1) Glacier Park Company, a subsidiary of Burlington Resources, Inc., holds these shares which were acquired by another subsidiary of Burlington as part of the acquisition by the Company in 1990 of Meridian Gold Company.

CONTINUING INTERCOMPANY ARRANGEMENTS

The following discussions are summaries of the management services and tax allocation agreements between the Company and FMC.

Management Services Agreement. Effective as of May 2, 1987, the Company entered into a management services agreement (the "Management Services Agreement") with FMC pursuant to which FMC has agreed to furnish executive, administrative, financial, accounting, legal, environmental, tax, research and development, employee benefit plan, risk management and certain other services to the Company upon the Company's request. The nature and extent of the services provided by FMC under the Management Services Agreement are similar to those historically provided by FMC. The Management Services Agreement is terminable as of the end of any year by either party upon 60-days written notice. The Company compensates FMC at FMC's direct and indirect cost, including allocated overhead, for services provided by FMC. Overhead allocations have been (and FMC has advised the Company that such allocations are expected to continue to be) based, among other things, on the level of Company sales compared with aggregate FMC sales.

The Management Services Agreement also provides for the use of the services of certain of the Company's employees by FMC on a similar cost compensation basis. FMC will also determine which personnel are available to provide services for the Company. The Company believes that all determinations with respect to direct and indirect costs (including allocated overhead) under the Management Services Agreement have been made by FMC in a manner that is fair and reasonable in the circumstances. The Company's financial statements reflect costs of $1.0 million for the year ended December 31, 1995, computed in accordance with the Management Services Agreement.

Principally as a cash management device, the Management Services Agreement also provides for intercompany loans of excess cash to FMC or from FMC to the Company. Any such advances are repayable on a demand basis and bear interest at a rate equal to FMC's then current weighted average borrowing cost on debt of like maturity or investing rate for the relevant period.

Tax Allocation Agreement. The Company has been included in the consolidated Federal income tax return filed by FMC as the common parent for itself and its other subsidiary companies for all tax periods ending on or before May 15, 1990 and for all tax periods beginning after March 31, 1994. For the periods between May 15, 1990 and March 31, 1994, the Company filed separate consolidated federal returns for itself and its subsidiaries. The Company and FMC have entered into various agreements (the "Tax Agreement(s)") to cover those periods for which the Company is a member of FMC's consolidated federal return or FMC's combined state returns. The most recent agreement is effective for the periods after March 31, 1994 and generally provides that the Company pay to FMC amounts equal to the federal tax the Company would have been required to pay had it filed a separate return, and FMC pays to the Company amounts generally equal to any tax benefits the Company would have realized through carryover on a separate return basis. For state tax purposes, the agreement provides that the Company is liable (or receives the benefit) for the incremental impact the Company has on FMC's state tax liability in states where FMC files combined returns. In addition, in the states where the Company files separate state tax returns, the Company is responsible for the tax due thereunder. The Company believes that all determinations under the Tax Agreement have been made by FMC in a manner that is fair and reasonable in the circumstances.

Purchase of Products and Other Arrangements. In the ordinary course of business, the Company and its Jerritt Canyon joint venture purchase certain products from FMC (principally sodium cyanide for the Jerritt Canyon and Beartrack operations). In 1995, purchases of sodium cyanide amounted to $1 million. All purchases (and any other transactions between the Company and FMC that are not specifically discussed above) were on terms no less favorable than the Company believes could be obtained from an unaffiliated third party, giving due consideration where appropriate to the Company's status as a long-term and preferred customer of FMC.

II. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

KPMG Peat Marwick LLP, which served as independent auditors for the Company in 1995, has been recommended by the Audit Committee of the Board to act in that capacity in 1996. A representative of KPMG Peat Marwick LLP is expected to be present at the meeting, with the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1996.

III. EXECUTIVE COMPENSATION

The following tables, charts and narrative show all compensation that has been awarded or paid to or earned by the Chief Executive Officer and each executive officer whose total salary and bonus in 1995 exceeded $100,000:

SUMMARY COMPENSATION TABLE

                                                        Long Term
                                                       Compensation
                                                       ------------
                                            Annual
                                         Compensation     Awards
                                        -------------- ------------
                                                        Securities      (1)
                                                        Underlying   All Other
       Name And Principal               Salary  Bonus  Options/SARs Compensation
            Position               Year   ($)    ($)       (#)          ($)
               (A)                 (B)    (C)    (D)       (E)          (F)
       ------------------          ---- ------- ------ ------------ ------------
Larry D. Brady (2)                 1995  22,204 18,873       820(3)     1,838
 Chairman of the Board, and Chief  1994  20,741 16,386     2,430(3)     1,515
 Executive Officer                 1993  18,790  9,110       --         1,426

Brian J. Kennedy                   1995 169,732 53,571       --        60,854
 President                         1994 163,728 43,715       --        11,258
                                   1993 157,231 58,254       --        10,751

Donald L. Beckwith                 1995 121,058 29,961       --        42,317
 Vice President--Operations        1994 118,879 19,615       --         8,145
                                   1993 118,879 42,261       --         7,984

Steven E. Baginski (4)             1995 111,650 27,634       --        23,403
 Vice President--Finance           1994 107,100 20,081       --         3,391
                                   1993  52,500 16,209       --         1,531

Nha D. Hoang (4)                   1995 164,377 48,820       --        10,322
 Vice President--International     1994 159,589 38,780       --        10,788
                                   1993  52,410 51,875    26,000       10,637

--------
(1) Consists of Company matching payments to Thrift (401(k)) plans ($1,838 allocated for Mr. Brady, $10,854 for Mr. Kennedy, $7,317 for Mr. Beckwith, $3,403 for Mr. Baginski and $10,322 for Mr. Hoang) and incentive payments to retain key officers pending the possible sale of the Company or its assets.

(2) All compensation shown for Mr. Brady represents allocations to the Company under the Management Services Agreement.

(3) Allocated portion of options to purchase FMC Common Stock granted by FMC.

(4) Messrs. Baginski and Hoang joined the Company in 1993. Mr. Baginski resigned effective December 31, 1995, and Mr. Hoang notified the Company of his resignation on March 20, 1996.

OPTION GRANTS IN LAST FISCAL YEAR

No stock options were granted in 1995.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

Shown below is further information with respect to options to purchase the Company's Common Stock. No options were exercised in 1995 by any of the named persons and, as of December 31, 1995, the exercise price applicable to all options was above market price. The closing price of the Company's Common Stock at December 29, 1995, the last trading day in 1995, was $4.125.

                            Number of Unexercised   Value of Unexercised in-
                           Options/SARs at Fiscal     the-money options at
                                Year-End (#)           Fiscal Year-End ($)
                          ------------------------- -------------------------
                          Exercisable/Unexercisable Exercisable/Unexercisable
           Name (A)                  (B)                       (C)
           --------       ------------------------- -------------------------
      Larry D. Brady                 --                         --
      Brian J. Kennedy          42,200/64,600                  0/0
      Donald L. Beckwith        29,000/38,600                  0/0
      Steven E. Baginski                  0/0                  0/0
      Nha D. Hoang                   0/26,000                  0/0

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

During 1995, the Company established plans for Messrs. Kennedy and Beckwith that provide for a specific severance payment should there be an involuntary termination of the executive's employment within 360 days after a change-in-control of the Company. For purposes of these plans a change-in-control is defined as the acquisition of 50 percent or more of the Company's Common Stock or the voting power of the securities of the Company entitled to vote. An involuntary termination will be deemed to have occurred if the Company (i) terminates the executive without cause, (ii) reduces his total compensation from current levels or (iii) relocates the executive outside the continental United States. The amount of the severance payment is approximately twice base salary for Mr. Kennedy and equal to base salary for Mr. Beckwith.

RETIREMENT PLANS

Under the Pension Plan and its supplements, "covered remuneration" includes only the remuneration appearing in Columns (C) and (D) of the Summary Compensation Table on page 6. The following table shows the estimated annual retirement benefits under the Pension Plan for eligible salaried employees (including officers) payable to employees at various salary levels who retire in 1996 at age 65 (normal retirement age) for representative years of service. The amount shown will not be reduced by Social Security benefits or other offsets. Payment of benefits shown is contingent upon continuance of the present provisions of the Pension Plan until the employee retires.

                               PENSION PLAN TABLE

                                      Estimated Annual Retirement Benefits for
                                             Years of Service Indicated
                                     -------------------------------------------
                                       15
      Final Average Earnings          Years  20 Years 25 Years 30 Years 35 years
      ----------------------         ------- -------- -------- -------- --------
        $ 50,000.................... $ 9,182 $ 12,242 $ 15,303 $ 18,364 $ 21,424
         150,000....................  31,682   42,242   52,803   63,364   73,924
         250,000....................  54,182   72,242   90,303  108,364  126,424
         350,000....................  76,682  102,242  127,803  153,364  178,924

Final average earnings in the above table means the average of covered remuneration for the highest 60 consecutive calendar months out of the 120 calendar months immediately preceding retirement. Benefits applicable to a number of years of service or final average earnings different from those in the above table, or to a person who retires after 1995, are equal to the sum of
(A) 1 percent of allowable Social Security Covered Compensation ($27,576 for a participant retiring at age 65 in 1996) times years of credited service and (B)
1.5 percent of the difference between final average earnings and allowable Social Security Covered Compensation times years of credited service. ERISA limits the annual benefits that may be paid from a tax-qualified retirement plan. Accordingly, as permitted by ERISA, the Company has adopted supplemental arrangements to maintain total benefits upon retirement at the levels shown in the table. At March 1, 1996, Messrs. Kennedy, Beckwith and Hoang had, respectively, 22, 16 and 11 years of credited service under the Plan.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

FMC Gold's executive compensation program is designed to align total compensation with shareholder interests. The program:

  . Incents and rewards executives for sound business management and improvement in shareholder value.

  . Balances its components so that annual financial and longer term strategic objectives are recognized.

  . Requires achievement of objectives within a "high performance" environment to be rewarded financially.

  . Attracts, motivates and retains executives necessary for the long-term success of FMC Gold.

The program comprises three compensation components--base salary, variable incentive awards (annual bonus) and long-term incentive awards (stock options).

Base Salary. FMC Gold uses external survey sources provided by MCS-777, Hewitt Associates and Wyatt Mining Industry survey to set competitive compensation levels (salary ranges) for its executives. These databases cover most companies in the Fortune 500 and many competitors in the mining industry. Companies in the S&P Gold Index are well represented.

Salary ranges for FMC Gold executives are established that relate to similar positions in other companies of comparable size and complexity. Within these ranges, target performance levels are delineated to recognize different levels of performance ranging from a "learner" or "needs improvement" level to an "exceptional" level. Base salaries are established after evaluating an employee's overall contribution to the Company, including his or her performance against objectives agreed to at the beginning of the period. The importance of each item will vary from year to year depending on what needs to be emphasized that year.

The starting placement in salary range is a function of an employee's contribution (i.e., skills, experience and expertise, and anticipated job performance). Each year, performance is evaluated against mutually agreed-upon objectives and performance standards that may, in large part, be highly subjective; a performance rating is established; and a salary increase may be granted. Salary ranges are set for executive positions after evaluation of the relative importance of each position to the organization and upon review of external salary information from comparable companies with similar positions. Comparisons are made with salaries paid at 25 percent, 50 percent and 75 percent of the survey data, as appropriate. Mr. Kennedy's salary may vary around the 50th percentile of the companies surveyed, taking into account the size and complexity of those companies surveyed and his performance.

B.J. Kennedy has served as President since 1987. In determining his salary increase for 1995, the Compensation Committee considered the Company's creative reclamation approaches at the Paradise Peak and Royal Mountain King properties; its good progress in developing exploration properties; and continued administrative cost-saving measures. His 1995 performance included his efforts in negotiating and consummating an agreement for the sale of the Paradise Peak mine.

Variable Incentive Award (annual bonus). All executives participate in the Company's Management Incentive Plan. Achievement of high standards of business and individual performance are rewarded financially, and significant compensation is at risk for failing to meet those high standards. At the executive level target incentives range from 25-30 percent of base salary, while the actual payments can range from zero to twice the target incentive based on performance, and are calculated by comparing financial performance and individual strategic performance to objectives established for the year.

Business performance was weighted at 40 percent of the total and is evaluated against an Operating Profit After Tax target. Strategic performance, weighted at 60 percent, is measured against key strategic objectives which focused on globalization, profitable growth and diversity, as well as exploration and gold discovery, the conduct of an auction process relating to the possible sale of the Company and management of the reclamation obligations at the Company's closed mines including the sale of the Paradise Peak mine. In 1995, both the business and the strategic performance targets were met.

Long-term Incentive Awards. The Company's long-term incentive plan is designed to link closely the long-term reward of executives with increases in shareholder value. While giving broad discretion to the Committee to select appropriate types of awards, it has consisted of a combination of non-qualified stock options and a conditional dollar award payable only if the stock option has little or no value at the end of a four-year period, performance criteria are met and the Compensation Committee approves payment. The award vesting period is four years, with an option term of 15 years. Certain executives of the Company, typically the financial officers, have been regarded as having career opportunities throughout FMC Corporation, the Company's parent, and are therefore given awards under FMC's long-term plan rather than under the Company's plan. Those awards generally are structured and calculated in the same manner as under the Company's plan.

To determine the number of options to be granted to an executive, the Committee first multiplies the midpoint of the salary range for an executive's salary grade by a percentage applicable to that grade

(ranging from 20 percent to 50 percent) and divides that product by the then current market price for the Company's shares. The Committee then applies a multiple based on comparative data, individual contributions and potential and current business conditions. In recent years that multiple has ranged from one to three. In approving grants under the Plan, the number of options previously awarded to and held by executive officers is considered but is not regarded as a significant factor in determining the size of current option grants.

Performance targets applicable to the conditional dollar award have been subjective, requiring the Committee to assess the performance of a participant in terms of shareholder value improvement using criteria such as relative share price performance, gold reserve additions, operating performance and other considerations the Committee deems appropriate. No conditional dollar awards were paid in 1995.

Awards to persons named in the Summary Compensation Table and other executive officers are generally made every four years; no awards were made in 1995.

The $1 million cap on tax-deductible compensation is not an issue for FMC Gold since the total compensation of its executives does not reach that level.

The preceding report has been furnished by the following members of the Compensation Committee:

                         Paul L. Davies, Jr., Chairman
                            Edmund W. Littlefield

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P Composite 500 Stock Index and the S&P Gold Index for the period of five fiscal years commencing January 1, 1991 and ended December 31, 1995.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  FMC GOLD, S&P INDEX, & S&P GOLD MINING INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

 DECEMBER 31    1990   1991   1992   1993   1994   1995
--------------------------------------------------------
 FMC GOLD      100.00  55.34  50.36  59.31  38.70  47.87
--------------------------------------------------------
 S&P 500       100.00 130.47 140.41 154.56 156.60 215.45
--------------------------------------------------------
 S&P GOLD      100.00  81.23  75.84 138.94 112.26 126.35

Assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1990, and that all dividends were reinvested.

IV. VOTE REQUIRED

Under Delaware law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the five nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for the election of directors by the holders of the Company's Common Stock entitled to vote at that meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes. An affirmative vote of the holders of a majority of the Company's Common Stock present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is necessary to approve the action proposed in item II of this Proxy Statement.

Under Delaware law and the Company's Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote "FOR", "AGAINST", or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of item II, and the total number of votes cast "FOR" that matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting and broker non-votes on a matter have the same legal effect as a vote "against" the matter.

V. PROPOSALS FOR 1997 ANNUAL MEETING

Stockholder proposals for the 1997 Annual Meeting must be received at the principal executive offices of the Company not later than November 26, 1996, for inclusion in the 1997 proxy statement and form of proxy.

VI. COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (SEC) and the New York Stock Exchange. The Company has undertaken the preparation and filing of such reports on behalf of its officers and directors.

Based solely on the Company's review of the forms it has filed and copies of such forms it has received, the Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1995.

VII. OTHER MATTERS

The Board does not know of any other business which, if presented, would be proper for stockholder action at the meeting and which may be presented for consideration at the meeting. If any business not described herein should come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

                                        Robert L. Day
                                        Secretary

                               FMC Gold Company
                              5011 Meadowood Way
                              Reno, Nevada 89502

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                                   NOTICE OF
                        ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 1, 1996
                              AND PROXY STATEMENT

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                                     LOGO

                               FMC GOLD COMPANY

PROXY                           FMC GOLD COMPANY                       [LOGO]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Larry D. Brady, Brian J. Kennedy and Robert L. Day, and each of them, proxy for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Gold Company which the undersigned is entitled to vote at the annual meeting of stockholders of FMC Gold Company to be held on May 1, 1996 at the Stouffer Renaissance Esmerelda Resort, Indian Wells, California, at 11:00 A.M. or any adjournment thereof.

               NOT VALID UNLESS DATED AND SIGNED ON REVERSE SIDE

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                               FMC GOLD COMPANY


   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]

[                                                                              ]

1. ELECTION OF FIVE DIRECTORS--
   Nominees: L. D Brady, Robert N. Burt, Paul L. Davies, Jr., Brian J. Kennedy and Edmund W. Littlefield. (Except nominee(s) written below).

--------------------------------------------------------------------------------
(Except nominee(s) written above).

                                 For All
 For [_]      Withheld [_]       Except  [_]


2. Ratification of the Appointment of Independent Auditors.

 For  [_]      Against  [_]      Abstain [_]




THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
                                         ---

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                             Dated: ___________________ , 1996


Signature(s)____________________________________________________________________


________________________________________________________________________________


Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.